SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VANGUARD AIRLINES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VANGUARD AIRLINES, INC.

533 Mexico City Avenue

Kansas City International Airport

Kansas City, Missouri 64153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 23, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vanguard Airlines, Inc., a Delaware corporation, will be held on Thursday, May 23, 2002, at 10:00 a.m., Central Daylight Time, at Vanguard Airlines Headquarters, 533 Mexico City Avenue, Kansas City, Missouri 64153, and thereafter as it may from time to time be adjourned, for the following purposes:

1. To elect two Class I directors, each to serve for a three-year term expiring at the 2005 annual meeting of stockholders, and until his successor is duly elected and qualified or until his earlier resignation or removal;

2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation, as amended, to effect a one-for-five reverse stock split (the "Reverse Split") of all issued and outstanding shares of Common Stock, $0.001 par value per share, of the Company and round upward to the nearest whole share any fractional shares that would otherwise be issued as a result of the Reverse Split;

3. To consider and act upon ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002; and

4. To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

The foregoing matters are more fully described in the accompanying proxy statement.

The Board of Directors has fixed the close of business on April 3, 2002, as the record date for the determination of the holders of shares of the Company's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock entitled to notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Regardless of whether you plan on attending, please sign, date and return the accompanying proxy promptly so that your shares may be represented at the Annual Meeting. A return envelope is enclosed for your convenience. If you are able to attend the meeting and wish to vote your shares in person, your proxy will not be used.

By Order of the Board of Directors,

ROBERT M. ROWEN

Robert M. Rowen

Vice President, General Counsel and Secretary

April 30, 2002

Kansas City, Missouri

VANGUARD AIRLINES, INC.

533 Mexico City Avenue

Kansas City International Airport

Kansas City, Missouri 64153

_________________________________

PROXY STATEMENT

____________________________

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2002

_______________________________________

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vanguard Airlines, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, May 23, 2002, commencing at 10:00 a.m., Central Daylight Time, at Vanguard Airlines Headquarters, 533 Mexico City Avenue, Kansas City, MO 64153, and at all adjournments and postponements thereof. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 2, 2002.

Stockholders Entitled to Vote

Only the holders of record of shares of the Company's Common Stock and Preferred Stock as of the close of business on the April 3, 2002, record date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share. Holders of shares of Preferred Stock are entitled to one vote for each share of Common Stock into which the Preferred Stock could have been converted on the record date. At the close of business on the record date, there were outstanding and entitled to vote a total of 43,098,986 shares of Common Stock, 302,362 shares of Series A Preferred Stock (convertible into 2,584,274 shares of Common Stock), 100,000 shares of Series B Preferred Stock (convertible into 6,410,256 shares of Common Stock) and 187,500 shares of Series C Preferred Stock (convertible into 3,210,000 shares of Common Stock), constituting all of the outstanding voting securities of the Company. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the offices of the Company located at 533 Mexico City Avenue, Kansas City, Missouri 64153. The list also will be available at the Annual Meeting.

Votes cast at the meeting will be tabulated by the persons appointed by the Company to act as inspectors of election.

Voting by Proxy

You are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage prepaid envelope. The proxy may be revoked at any time prior to its exercise at the Annual Meeting by written notice of revocation delivered to the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. The persons designated as proxies were selected by the Board of Directors and are officers of the Company. Proxies duly executed and received in time for the Annual Meeting will be voted in accordance with stockholders' instructions. If no instructions are indicated, such shares will be voted as follows:

* FOR the election of Scott Dickson and Robert J. Spane as Class I directors to serve for three-year terms expiring at the 2005 annual meeting of stockholders;

* FOR the proposed amendment to the Company's Restated Certificate of Incorporation to effect a one-for-five reverse split of all issued and outstanding shares of the Common Stock and to round upward to the next whole share any fractional shares that would otherwise be issued to stockholders of record as a result of the Reverse Split;

* FOR ratification and approval of the selection of Ernst & Young LLP as the Company's independent auditors for the current year; and

* With respect to any other matters which may properly come before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies.

Solicitation of Proxies

The solicitation of proxies for the Annual Meeting is being made by the Board of Directors. The Company will bear all costs of this solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited in person or by mail, telephone or telegraph by directors, officers, employees or agents of the Company, who will not receive compensation for their soliciting activities. Brokerage houses and other nominees will solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses of forwarding proxy materials to beneficial owners.

Quorum Requirements

The presence in person or by proxy of stockholders holding a majority of the aggregate outstanding shares of the Common Stock and Preferred Stock convertible into Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Shares of stock represented by a proxy which directs that the shares be voted to abstain or to withhold a vote on any matter will be counted in determining whether a quorum is present. Shares of stock as to which there is a broker non-vote (i.e., when a broker holding shares for clients in street name is not permitted to vote on certain matters without instruction) also will be counted for quorum purposes. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company's certificate of incorporation provides for a Board of Directors separated into three classes. Directors in each class are elected for a three-year term, with staggered expiration dates. At this annual meeting, the directors in Class I, Scott Dickson and Robert J. Spane, are nominated for reelection. The Class II directors, whose term is scheduled to expire in 2003, are Lee M. Gammill, Jr. and Mark D. Powers. The Class III directors, whose term is scheduled to expire in 2004, are Denis T. Rice and Leighton W. Smith, Jr.

In the event that Mr. Dickson or Mr. Spane should become unavailable for election, the shares of stock represented by proxy will be voted for such substitute nominee or nominees as may be designated by the Board of Directors unless authority to vote for Mr. Dickson or Mr. Spane, respectively, is withheld. Mr. Dickson and Mr. Spane have each indicated his willingness to serve if elected and it is not anticipated that either will become unavailable for election.

Required Vote

Assuming a quorum is present, the directors will be elected by a plurality (a number greater than those cast for any other candidates) of the votes cast in person or by proxy. Stockholders do not have cumulative voting rights in the election of directors. The two nominees receiving the most votes will be elected as Class I Directors.

The Board of Directors recommends that you vote "For" the election of each of Scott Dickson and Robert J. Spane as Class I directors.

PROPOSAL TWO

AMENDMENT TO EFFECT THE ONE-FOR-FIVE REVERSE SPLIT

Introduction

The Company's Board of Directors has unanimously adopted a resolution setting forth a proposed amendment to the Company's Certificate of Incorporation to effect a Reverse Split of the Common Stock on the basis of one new share for each five shares of such stock currently issued and outstanding. If the proposed amendment is approved by stockholders, it will take effect upon filing a Certificate of Amendment with the Secretary of State of Delaware. The form of the Amendment to the Certificate of Incorporation is included herewith as Appendix A.

Effects of Reverse Split

A Reverse Split is a reduction in the number of issued and outstanding shares of a corporation's Common Stock, which will be accomplished by reclassifying, converting and combining, each five issued and outstanding shares of Common Stock into one share of Common Stock. For example, a stockholder holding 500 shares of the Common Stock will receive 100 shares of the Common Stock in exchange for such shares upon implementation of the Reverse Split. Each stockholder's proportionate ownership of the outstanding shares of the Common Stock will remain the same, except for minor changes which may result from the rounding up of fractional shares in order to save expense for the Company. This will occur on the date the Certificate of Amendment is filed with the Secretary of State of Delaware.

The Certificate of Amendment will also result in a five-fold increase in the stated par value of each share of Common Stock, with the result that the Company's stated capital will not change as a result of the one-for-five Reverse Split. The Reverse Split will not change the presentation of stockholders' equity in the Company's balance sheet.

In connection with the Reverse Split, the conversion features of the Company's Series A, Series B and Series C Preferred Stock and the exercise features of the Company's outstanding warrants and stock options will be adjusted proportionately to reduce to one-fifth the number of shares into which such securities are convertible, or for which they are exercisable, and to increase five-fold the per share conversion or exercise price. Thus, the total conversion or exercise price to be paid, and the proportionate interest in the Company's equity to be received, will remain unchanged.

The increase in the number of unissued and unreserved shares as a result of the Reverse Split is not intended as an antitakeover device. See "Reason for the Proposed Reverse Split."

Rounding up of Fractional Shares

In order that the Company may avoid the expense of issuing and transferring fractional shares - or of cashing out fractional shares -- of the Common Stock as a result of the Reverse Split, any fractional shares of record resulting from the Reverse Split will be rounded up to the next whole share.

Reasons for the Proposed Reverse Split

The primary reason for the proposed one-for-five Reverse Split is to increase the amount of unissued and unreserved shares available for issuance to new investors of the Company. The total number of authorized shares of the Company is 100,000,000 and this number would not be changed as a result of the proposed amendment to the Restated Certificate of Incorporation. There are currently 43,098,986 of shares of Common Stock outstanding, 12,204,530 shares of Common Stock reserved for issuance in connection with the conversion of outstanding shares of Preferred Stock, and 24,997,953 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants and stock options. Accordingly, only 19,698,531 shares are currently available for issuance in connection with an equity transaction.

As the Company has previously stated, the Company requires additional debt or equity financing to fund ongoing operations. The Company is seeking to raise additional capital, including by seeking federal loan guarantees authorized by the Air Transportation Safety and System Stabilization Act of 2001 ("ATSSSA"). There can be no assurance that such capital can be obtained. The inability to secure additional funding could have a material adverse effect on the Company, including the possibility that the Company could have to cease operations.

The Company is also seeking to restructure its existing vendor payables, aircraft lease obligations, and equity interests, including in connection with the receipt of new financing either with, or without, the federal loan guarantees. The Company intends to reduce its existing payables by an amount that has not been finally determined and to restructure its aircraft lease obligations to reduce cash lease payments. The Company proposes to issue shares of equity in part as consideration for the restructuring and/or forgiveness of outstanding payables and reduction of lease obligations. The number of shares to be issued in connection with such restructuring cannot currently be determined, but may be significant.

The Reverse Split is intended to create a significantly larger pool of unissued and unreserved shares that could be issued in exchange for new capital and in exchange for the restructuring of outstanding payables and lease obligations. The Company anticipates that any new private investor would seek a significant equity interest in the Company in exchange for a new capital investment. The Company anticipates that the government would require the issuance to it, as partial consideration for any loan guarantee it provides, of warrants to purchase a significant equity stake in the Company. The percentage ownership that would be issued to a new investor or as warrants to the federal government cannot currently be determined or predicted.

Management cannot predict whether the Company will be able to raise capital in exchange for the sale of new equity, the price per share of Common Stock at which such new equity might be issued, or the number of shares that would be issued. Management seeks to raise in excess of $20 million, and desires to have the flexibility to raise additional funds. Although management will seek to obtain the highest price per share in such sales of equity that it is able, considering the amount of equity to be raised and all other pertinent factors, there can be no assurance that any such sale can be completed or that the price of the Common Stock sold will be at or above any fixed number. In July of 2001, the Company raised additional capital by selling 22,526,249 shares of Common Stock at a per share price of $0.20. Although management intends to seek a price in excess of $0.20, for purposes of example only, at such price and the Company's current capitalization, the Company would be required to issue 50,000,000 shares of Common Stock in order to raise $10,000,000 of new capital.

In obtaining a federal loan guarantee, another airline issued to the government warrants to purchase approximately 33% of such airline's equity. Based on its current capitalization, the Company only has the ability to issue to the federal government warrants representing less than 20% of the Company's common equity. There can be no assurance that the Company will obtain the federal loan guarantee.

Following the one-for-five Reverse Split, the Company will have approximately 84,000,000 unissued and unreserved shares available for issuance (approximately 84% of the Company's authorized common equity). Management believes such shares will be sufficient to allow for its current capital raising efforts, including the federally-guaranteed loan program, and additional capital raising efforts in the foreseeable future, although there can be no assurance that additional capital can be obtained.

A second reason for the Reverse Split is to reduce the number of outstanding shares of the Common Stock in order to increase the per share trading price of the Common Stock. The Company's common stock currently trades at prices below a dollar and the Company's common stock was delisted from the NASDAQ Small Cap market in December 2001. Over the long term, assuming the Company is able to financially reorganize, the Company may apply for renewed listing on NASDAQ or another securities exchange, and, to be eligible for listing, will need to meet certain minimum price requirements. Management also believes that, regardless of whether a stock is listed, certain investors will be less likely to invest in a Company if its stock price is below normative levels.

Management believes that the present per share market price of the Common Stock impairs its acceptability by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community. However, in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investments in such stock. The Company believes that implementation of the Reverse Split, over the long term and assuming the Company can financially restructure, will enhance the attractiveness of the Company to equity investors. There can, however, be no assurance that the Company's stock will increase in price.

In order for the Company's market capitalization to remain constant following the one-for-five Reverse Split and in order for the dollar value of an investment in the Company to remain constant, the per share trading price of the Company's Common Stock would have to increase five-fold as a result of the reverse split. Management does not, however, expect the stock price to mathematically increase five times immediately following the reverse split, as would be necessary to maintain the dollar value of each investor's investment. The market capitalization of the Company, and the dollar value of each investor's investment, is expected to decrease as a result of the Reverse Split; even though the Reverse Split is intended, in part, to facilitate an increase in such values over time. Management cannot predict the magnitude of such immediate decrease.

The Reverse Split, if implemented, may also reduce the number of round lot stockholders (round lot stockholders are holders of 100 shares or more of the Common Stock) of the Company's Common Stock, which may impact trading volumes and/or investor interest in the Common Stock. Likewise, the Reverse Split, if implemented, may result in more stockholders owning "odd lots" of less than 100 shares of new common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

Implementation of Reverse Split

If stockholders approve the amendment to effect the Reverse Split, the Company plans to file a Certificate of Amendment to the Company's Certificate of Incorporation, which includes the proposed amendment set forth in Exhibit A hereto, with the Secretary of State of Delaware on, or shortly after, the date of the Annual Meeting. The Reverse Split will become effective on the date of that filing and each of the issued and outstanding shares of the Common Stock will be automatically reclassified, converted and combined into one-fifth of a share of the Common Stock, subject to the rounding up of fractional shares to the nearest whole share.

The Board of Directors reserves the right to abandon the proposed amendment to the Company's Restated Certificate of Incorporation without further action by the stockholders at any time prior to the filing of that amendment with the Delaware Secretary of State even though it has been approved by the stockholders.

Exchange of Stock Certificates

If the Reverse Split is implemented, the Company's stockholders will be required to exchange their stock certificates for new certificates representing the post-split shares of the Common Stock. Stockholders of record at the effective time of the Reverse Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

As soon as practicable after the effective time of the Reverse Split, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates.

Beginning at the effective time of the Reverse Split, each certificate representing shares of the Company's pre-split Common Stock will be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock. However, until they have surrendered their stock certificates for exchange in accordance with instructions from the Company's transfer agent, stockholders will not be entitled to transfer certificates on the record books of the Company or to receive any dividends or other distributions that may be declared and payable to holders of record. Upon surrender of certificates representing pre-split shares of the Common Stock, certificates representing the new, post-split shares of the Common Stock will be delivered.

Any stockholder whose certificate for Common Stock has been lost, destroyed or stolen may receive a new certificate representing the new, post-split shares of the Common Stock into which such shares will have been converted upon compliance with such requirements as the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of the proposed Reverse Split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon particular facts and circumstances, and the discussion below may not address all the tax consequences. For example, foreign, state and local tax consequences are not discussed below. Each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of the proposed Reverse Split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, the proposed Reverse Split will be a tax-free recapitalization and therefore will not result in the recognition of gain or loss for federal income tax purposes by the Company or its stockholders. The aggregate adjusted basis of the new shares of Common Stock used for computing gain or loss in the future will be the same as the aggregate adjusted basis of the Common Stock exchanged for these new shares. The holding period of the new, post-split shares of the Common Stock resulting from implementation of the Reverse Split will include the stockholder's respective holding periods for the pre-split shares of the Common Stock exchanged for the new shares.

No Dissenters' Rights

The holders of shares of the Common Stock have no dissenters' rights of appraisal under Delaware law, the Company's Restated Certificate of Incorporation or the Company's by-laws with respect to the proposed Amendment to the Company's Certificate of Incorporation or the one-for-five Reverse Split.

Required Vote

The affirmative vote of a majority of the votes of all shares entitled to vote is required to authorize the proposed amendment to the Company's Certificate of Incorporation to effect the one-for-five Reverse Split. Accordingly, approval of the Reverse Split requires 27,651,759 affirmative votes. Any abstentions or "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) will have the effect of a vote against Proposal Two.

The Board of Directors recommends that you vote "For" approval of the Reverse Split.

PROPOSAL THREE

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected the independent certified public accounting firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of Company for the year ending December 31, 2002. Ernst & Young LLP has served as auditors for the Company since 1994.

It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement, if he or she desires to do so, and also will be available to respond to appropriate questions.

Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. Stockholder ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors is not required by any statute or regulation or by the Company's bylaws. Nevertheless, if the stockholders do not ratify the selection of Ernst & Young LLP at the Annual Meeting, the selection of independent auditors for the current year will be reconsidered by the Board of Directors.

Required Vote

The affirmative vote of a majority of the votes present in person or by proxy is required to approve the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002. Broker nonvotes will not be considered present for this purpose; abstentions will be considered present. Thus, abstentions will count as votes against Proposal Four.

The Board of Directors recommends that you vote "For" approval of the selection of Ernst & Young LLP.

OTHER BUSINESS AT THE MEETING

The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

Because no notice of a stockholder proposal has been received (see "GENERAL INFORMATION- Advance Notification of Stockholder Proposals"), the only business that may be properly brought before the Annual Meeting are the matters set forth herein or those brought before the meeting by or at the direction of the Board of Directors.

Nominees and Directors Continuing in Office

The following table sets forth certain information as to the nominees for election as Class I directors and as to each director whose term of office will continue after the Annual Meeting.

Name	Age	Director Since
NOMINEE
Class I: Term to Expire in 2002
Scott Dickson	49	2001
Robert J. Spane	61	1996

DIRECTORS CONTINUING IN OFFICE
Class II: Term to Expire in 2003
Lee M. Gammill, Jr. (1)(2)	67	1997
Mark D. Powers	49	2002

Class III: Term to Expire in 2004
Denis T. Rice (1)	69	1997
Leighton W. Smith, Jr. (1)(2)	62	1998

(1) Member of the audit committee.

(2) Member of the compensation committee

Scott Dickson was elected Chairman of the Board and appointed Chief Executive Officer and President of the Company in May 2001. Mr. Dickson brings 28 years of aviation and passenger transport experience to Vanguard. Prior to joining Vanguard, Mr. Dickson was Vice President of Planning & Revenue Management for Grupo TACA, one of the largest and fastest growing airlines in Latin America. Under his management, TACA experienced a 12-point improvement in load factor, a 15-to-20- point improvement in on-time performance and a 100 percent improvement in revenue. Mr. Dickson previously served in various capacities with Sabre Inc., American Airlines and the Ralph M. Parsons Company and a surface transportation agency.

Vice Admiral Robert J. Spane (Ret.) was elected a director of the Company in May 1996 and served as Chairman of the Board of the Company from June 1997 through May 2001, and as Chief Executive Officer and President of the Company from June 1997 through May 2000. Mr. Spane served in the U.S. Navy for 35 years where his last position was Commander, Naval Air Force Pacific from October 1993 to February 1996. As Commander, Naval Air Force Pacific, Mr. Spane was responsible for all finances, training, logistics and the material condition of all aircraft carriers, aircraft and naval air stations in the Pacific. Mr. Spane retired from the U.S. Navy in February 1996 as a Vice Admiral. Mr. Spane is a 1962 graduate of the U.S. Naval Academy.

Lee M. Gammill, Jr. was elected a director of the Company in September 1997. Mr. Gammill is the retired Vice Chairman of the Board of New York Life Insurance Company. From 1989 until he retired in May 1997, Mr. Gammill served as the Executive in charge of Individual Insurance Operations at New York Life. Mr. Gammill joined New York Life in 1957 as a sales agent and held various management and executive positions throughout his 40-year career with New York Life.

Mark D. Powers was elected a director of the Company in January 2002. Mr. Powers has nearly twenty years experience in the airline industry, including 3 years with Northwest Airlines as Vice President of International and Assistant Treasurer, 5 years with General Electric as Director of Commercial Engine Programs and Customer Finance, and 9 years at Continental Airlines/Texas Air Corporation as Treasurer. From 1979 through 1983, Mr. Powers served as Associate Attorney at Boyar, Norton & Blair.

Denis T. Rice was elected a director of the Company in April 1997. Mr. Rice is a director and member in the law firm of Howard, Rice, Nemerovski, Canady, Falk & Rabkin, P.C., San Francisco, California, practicing corporate, securities and Internet law. He has been associated with the firm since 1961 and has been listed in Best Lawyers in America since 1987.

Admiral Leighton W. Smith, Jr. USN (Ret.) was elected a director of the Company in August 1998. Admiral Smith was appointed the honor of a four star rank in April 1994, became Commander in Chief of the Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force (IFOR) in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Currently, he serves as a Senior Fellow at the Center for Naval Analysis and is Chairman of the Board of Trustees of the U. S. Naval Academy Alumni Association. Admiral Smith also serves on the Executive Boards of the Naval Aviation Museum and the Association of Naval Aviation and is on the National Advisory Council to the Navy League.

Except as may be contemplated by Mr. Dickson's and Mr. Spane's employment, there is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director of the Company.

Meetings of the Board and Committees

During 2001, the Board of Directors held thirteen meetings, including telephonic meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which they served. The Board of Directors established an Audit Committee in October 1995. The Audit Committee oversees the financial reporting practices of the Company and the annual audit provided by the Company's independent auditors. During 2001, the Audit Committee met four times. The Board of Directors established a Compensation Committee in September 1997. The Compensation Committee makes recommendations to the Board regarding the compensation and benefits of the Company's executive officers. During 2001 the Compensation Committee met once. Currently, there is not a nominating committee or a committee performing a similar function of the Board.

EXECUTIVE COMPENSATION

Compensation of Directors

Each director who is not an employee of the Company receives $2,500 per fiscal quarter for serving as a member of the Board. Directors who are also employees of the Company receive no additional compensation for serving as directors. Directors may also receive stock options.

During 2001, there were no grants of options to directors of the Company. During 2002, the Company granted to directors and key employee of the Company options in number equal to the number of options that were forfeited in 2001 by a former chief executive officer of the Company upon his termination of employment with the Company. Mr. Dickson received a grant of options to purchase 180,000 shares and each of Messrs. Gammill, Powers, Rice, Smith and Spane received a grant of options to purchase 19,800 shares. All such grants vest ratably every three months over a period of four years and were granted at an exercise price of $0.45, which was the closing price of the Company's common stock on OTC bulletin board on March 6, 2002, the day of grant.

Mr. Spane receives an annual salary of $48,000 in consideration for assisting the Company with its governmental relations and capital-raising efforts, and in lieu of the significantly higher payments required by his employment contract. Mr. Powers is compensated as a consultant for providing additional assistance to the Company in its capital-raising efforts and aircraft lease negotiations. The amount of such compensation is currently $2,000 per month.

Board of Directors Report on Executive Compensation

The Board of Directors reviews, evaluates and approves on an annual basis the Company's compensation program for its executive officers. The Board of Directors also determines the form and amount of compensation for the Chief Executive Officer. In doing so, the Board of Directors subjectively considers all elements of its compensation program, including the level and scope of responsibility, experience, and performance of the executive, the internal fairness and equity of the Company's overall compensation structure and the compensation of executives employed by comparable companies in the airline industry.

Elements of Executive Compensation. The Company's compensation program has been structured to attract, motivate and retain experienced and qualified executives consistent with the Company's low-cost structure. The Company seeks to provide a compensation package to its executive officers that, in its totality, is competitive. The Company uses stock options as a significant component of its executive officer compensation both to limit the Company's cash cost and to strengthen the mutuality of interests between such executives and the Company's stockholders. The Board of Directors believes that stock option grants advance the long-term interests of the Company and its stockholders by rewarding executive officers for increasing stockholder value. All stock options have been granted at exercise prices equal to or greater than the fair market value of the Common Stock on the date of grant of the stock options.

Annual Compensation. Salaries for executive officers are determined by evaluating the responsibilities of the position held, the experience of the individual and his or her performance, and by reference to the competitive marketplace for airline industry executives. Specific individual performance and overall corporate or department performance are reviewed in determining the compensation level of each individual officer.

Bonuses and Incentives. The Company currently does not have a formal bonus plan or long-term incentive plan for its executive officers.

2001 Compensation of the Chief Executive Officer. Mr. Jeff Potter served as Chief Executive Officer and President of the Company through April 30, 2001. The $225,000 annual salary of Mr. Potter was determined, in part, in reference to his prior compensation as an airline officer and the amount necessary to induce Mr. Potter to accept employment with the Company. The Board of Directors determined to grant Mr. Potter a substantial stock option position in order to minimize the cash cost to the Company, to incentivize Mr. Potter to effect a successful turnaround of the Company and to compensate him for the substantial options he would forfeit from his prior employment. Mr. Potter was responsible for developing the Company's overall route and marketing strategy and for overseeing all aspects of the Company's day-to-day operations.

Mr. Dickson was appointed President and Chief Executive Officer of the Company on May 1, 2001 and was appointed Chairman of the Board on August 2, 2001. Mr. Dickson received a $30,000 signing bonus and during 2001 received an annual salary of $195,000, which was determined in reference to his prior experience and salary and the prior salaries paid to the Company's Chief Executive Officer. Mr. Dickson accepted a salary less than his prior salary and less than his predecessor in recognition of the Company's financial situation and need to keep all costs low. The Board of Directors deferred a grant of options to Mr. Dickson in recognition of the fact that the Company could be required to implement a significant financial restructuring. The limited grant of options referenced above was made as part of an overall grant to all officers and key employees of the Company which grant was intended to provide incentives to such persons pending a possible financial restructuring. After such grant, Mr. Dickson holds significantly fewer options than each of his predecessors held. The Board of Directors intends to consider a broader grant of options to Mr. Dickson at such time as the Company achieves financial stability. In his capacity as Chairman of the Board, Chief Executive Officer and President, Mr. Dickson is responsible for managing the Company's overall business strategy and day-to-day operations and leading the Company's efforts to financially reorganize and obtain additional capital.

Submitted by: THE BOARD OF DIRECTORS

Scott Dickson	Lee M. Gammill, Jr.
Mark D. Powers	Denis T. Rice
Leighton W. Smith, Jr.	Robert J. Spane

Compensation Committee Interlocks and Insider Participation

The Board of Directors along with the compensation committee determines the structure of the Company's compensation system. As a result, Scott Dickson, Chairman of the Board, Chief Executive Officer and President, and Robert J. Spane, Director of the Company, participated in decisions regarding their compensation.

Executive Compensation

The following table sets forth certain information with respect to the Chief Executive Officer and the most highly compensated executive officers of the Company during the year 2001 (collectively, the "Named Executive Officers"):

Summary Compensation Table
				Other	Long-Term Compensation
				Annual	Securities	All Other
Name and Principal	Annual Compensation			Compen-	Underlying	Compen-
Position	Year	Salary	Bonus (1)	Sation (2)	Options (3)	Sation

Scott Dickson(4)	2001	$121,125	$30,000	$7,420	-	-
Chairman, Chief Executive	2000	-	-	-	-	-
Officer and President	1999	-	-	-	-	-

Robert M. Rowen(5)	2001	$157,000	$20,000	$6,724	140,000	-
Vice President and	2000	-	-	-	-	-
General Counsel	1999	-	-	-	-	-

David A. Rescino(6)	2001	$106,250	$25,000	$6,517	140,000	-
Vice President-Finance and	2000	-	-	-	-	-
Chief Financial Officer	1999	-	-	-	-	-

Gregory D. Aretakis	2001	$109,750	-	$9,243	-	-
Vice President - Market	2000	$42,231	$10,000	-	150,000	-
Planning	1999	-	-	-	-	-

Ronald L. McClellan	2001	$107,577	-	-	-
Vice President - Maintenance	2000	$55,000	-	-	100,000(7)	-
	1999	-	-	-	-	-

(1) Amounts represent signing bonus to accept employment with the Company.

(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of $50,000 or 10% of the total salary and bonus for the Named Executive Officer. Amounts are for the allocated the cost of an automobile and an apartment furnished for the officer's use in Kansas City.

(3) The number in the Securities Underlying Options column reflects the number of shares of Common Stock into which such options are exercisable.

(4) Mr. Dickson was appointed President on May 1, 2001 and Chairman of the Board and Chief Executive Officer on August 2, 2001.

(5) Mr. Rowen was appointed Vice President and General Counsel on January 29, 2001.

(6) Mr. Rescino was appointed Vice President and Chief Financial Officer on February 19, 2001.

(7) Mr. McClellan resigned his position with the Company in January 2002 and his stock options have terminated.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to each Named Executive Officer concerning grants during the year ended December 31, 2001, of stock options and stock appreciation rights ("SARs"). Only Mr. Rowen and Mr. Rescino received grants in 2001.
OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2001(1)
Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
% of Total
	Number of	Options/
	Securities	SARs
	Underlying	Granted to
	Options/	Employees	Exercise or
	SARs	in Fiscal	Base Price	Expiration
Name	Granted	Year	($/Share)	Date	5% ($)	10% ($)
Robert M. Rowen	140,000	35%	1.25	3/01/11	285,250	453,250
David A. Rescino	140,000	35%	1.25	3/01/11	285,250	453,250

__________________________

(1) No SARs were granted by the Company during the year ended December 31, 2001.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. Assumed stock price appreciation of five percent and ten percent is used pursuant to rules promulgated by the Securities and Exchange Commission.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information with respect to each Named Executive Officer concerning the exercise of options and SARs during 2001 and unexercised options and SARs held as of December 31, 2001.
AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2001 OPTION VALUES (1)
			Number of Securities Underlying Unexercised Options (#)(2)		Value of Unexercised In-the-Money Options($)(2)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable(3)	Exercisable	Unexercisable
Scott Dickson	-	-	-	-	0	0
Robert M. Rowen	-	-	26,250	113,750	0	0
David A. Rescino	-	-	26,250	113,750	0	0
Gregory D. Aretakis	-	-	46,875	103,125	0	0
Ronald L. McClellan	-	-	37,500	62,500	0	0

(1) No SARs have ever been granted by the Company.

(2) The numbers in the column headed Number of Securities Underlying Unexercised Options and the dollar amounts in the column headed Value of Unexercised In-the-Money Options reflect (i) the number of shares of Common Stock into which options are exercisable and (ii) the difference between the fair market value of such shares of Common Stock and the exercise price of the options, respectively. As of December 31, 2001, the last reported sale price of the Company's Common Stock, as reported on the OTC bulletin board, was $0.51 per share.

(3) These options are unexercisable because they have not vested under their terms.

Stock Option Plans

The Company has two stock option plans: the 1994 Vanguard Airlines, Inc. Stock Option Plan and the 2000 Vanguard Airlines, Inc. Stock Option Plan. Options to purchase a total of 4,000,000 shares of Common Stock may be issued pursuant to the plans. The Board of Directors on occasion also grants options on an individual basis outside of the plans. All options have been granted at prices equal or exceeding the closing price of the Common Stock at the time of grant.

Officer Severance Agreements

In November 2001, the Company entered into severance agreements with its executive officers providing each officer certain benefits in the event his or her employment is terminated without cause. Such contracts were considered appropriate considering the need for the executive officers to fairly develop and consider all financial alternatives available to the Company, including alternatives that could result in the replacement of such officer. Such alternatives include the sale of the Company or the sale of a substantial portion of the Company's equity to a new investor, either of which could result in a change in control.

In approving the severance contracts, the Board of Directors recognized that, following a change in control or a significant investment in the Company, the person or company acquiring an equity stake might replace an executive officer as a matter of personal preference and for reasons unrelated to such officer's performance, in particular if such acquisition resulted in a change of control. The severance contracts, therefore, are intended to protect the officers from being replaced by virtue of their own diligent efforts in seeking the best financial alternative for the Company.

The severance contracts provide for vesting of unexercised options, continued pass privileges, and continuing payments for a period of up to two years in the event of a termination of employment without cause. Benefits are also payable in the event an officer voluntarily terminates employment due to a relocation of the Company's principal office or a material reduction in the Officer's responsibility within two years following a change in control.

Rowen Employment Agreement

In order to induce Mr. Rowen to accept employment with the Company as Vice President and General Counsel, the Company entered into an employment agreement with Mr. Rowen providing him a salary of $100,000 per year and additional compensation based on hours worked in excess of 20 hours per week. During 2001, Mr. Rowen accepted a lesser payment than the contractually specified rate of $175 per hour due to the Company's financial condition. Mr. Rowen was also paid a signing bonus of $20,000 and received options to purchase 140,000 shares of the Company's common stock at a price per share of $1.25 (the fair market value of such stock on the day of grant). The Company provides Mr. Rowen shared use of an apartment and a rental car in Kansas City.

Rescino Employment Agreement

In order to induce Mr. Rescino to accept employment with the Company as Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Rescino providing him a salary of $130,000 per year and a signing bonus of $25,000. Mr. Rescino also received options to purchase 140,000 shares of the Company's common stock at a price per share of $1.25 (the fair market value of such stock on the day of grant). The Company provides Mr. Rescino shared use of an apartment in Kansas City.

AUDIT COMMITTEE

The Audit Committee monitors the Company's financial reporting process. All the members of the Audit Committee are independent as defined in the listing standards of the National Association of Securities Dealers. Management is responsible for preparing the financial statements, completing the reporting process, and maintaining the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of these audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has a written charter which was included as an exhibit to the Company's Proxy Statement for its Annual Meeting held on May 17, 2001.

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has also reviewed and discussed with Ernst & Young LLP, the independent auditors, (i) the matters required to be discussed by Statement of Accounting Standards No. 61, Communication with Audit Committees, (ii) the independence from the Company and management of Ernst & Young LLP and (iii) the written disclosures and the letter from Ernst & Young LLP required by Independence Board Standard No. 1.

Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Lee M. Gammill, Jr.

Denis T. Rice

Leighton W. Smith, Jr.

Stockholder Return Performance Graph

The performance graph below shows a comparison of the cumulative total stockholder return on the Common Stock of the Company to the cumulative total stockholder return of the Nasdaq Stock Market Index (Composite Index) and a composite peer index selected by the Company (the "Peer Group") for the period from December 31, 1996 through December 31, 2001. Cumulative total returns are calculated assuming that $100 was invested on December 31, 1996, in each of the Common Stock of the Company, the Nasdaq Composite Index and the Peer Group, and the reinvestment of all dividends, if any.

The Peer Group was selected from among companies in the airline industry having similarities in the following criteria: size (total employment and sales); capital structure (similar debt/equity ratios); and market orientation (primarily domestic flights). Companies included in the Peer Group in addition to the Company are: AirTran Holdings, Inc. (which resulted from a merger on November 17, 1997, of Airways Corporation, the parent company of AirTran Airways, Inc., into ValuJet, Inc., the parent company of ValuJet Airlines, Inc., which changed its name to AirTran Holdings, Inc.); Frontier Airlines, Inc.; and Midway Airlines. Reno Air, Inc. and Western Pacific had been in the peer group in prior years; however, Reno Air was acquired by the parent of American Airlines in 1999 and Western Pacific Airlines filed for bankruptcy and subsequently ceased all scheduled operations in 1998. Midway Airlines was included in the peer group to replace Reno Air and Western Pacific Airlines. Midway Airlines filed for protection under Chapter 11 of the federal bankruptcy code on August 13, 2001.

Comparison of Cumulative Total Returns

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Vanguard Airlines, Inc.	$100.00	$ 36.00	$ 70.80	$ 43.73	$ 8.40	$ 6.67
Peer Group	$100.00	$ 99.91	$ 87.94	$115.69	$133.01	$104.23
Nasdaq Stock Market	$100.00	$122.14	$171.12	$318.19	$193.68	$153.39

_______________________

The returns for AirTran Holdings, Inc. prior to its merger with ValuJet Airlines on November 17, 1997, have been averaged with the pre-merger returns for ValuJet, Inc. to create one cumulative total return.

The following graph compares the total return on the Common Stock of the Company with the total return of the Nasdaq National Market Index and the Peer Group for the period from December 31, 1996 through December 31, 2001.

PRINCIPAL STOCKHOLDERS

The table below sets forth as of April 3, 2002, the beneficial ownership of shares of the Company's Common Stock by (i) each person known to the Company to own beneficially 5% or more of the aggregate shares of Common Stock outstanding, (ii) each director and each Named Executive Officer of the Company, and (iii) the executive officers and directors of the Company as a group. The Company has outstanding three series of Preferred Stock. Where shares of Preferred Stock are held, the chart indicates the number of shares of Common Stock that may be obtained upon conversion of such shares of Preferred Stock.
	Amount and Nature		Percentage
	Of Beneficial		of Shares
	Ownership(1)		Outstanding(1)
Name	Common	Common and Preferred	Common	All Voting Shares

Vanguard Acquisition Company (2)	17,500,000	3,210,000	40.6%	37.4%
J. F. Shea Company, Inc. and affiliated entities (3)	15,545,006	20,042,442	31.2%	32.3%
Hambrecht 1980 Revocable Trust (4)	13,412,827	17,909,921	26.9%	28.8%
Hambrecht & Quist California and affiliated entities(5)	5,671,294	5,671,294	12.9%	10.1%
Seabury Advisors LLC(6)	4,550,000	4,550,000	9.5%	7.6%
Scott Dickson(7)	0	0	0	0
Lee M. Gammill, Jr. (7)	51,667	51,667	*	*
Mark D. Powers(7)	0	0	0	0
Denis T. Rice(7)	51,667	51,667	*	*
Leighton W. Smith Jr.(7)	51,667	51,667	*	*
Robert J. Spane(8)	1,125,781	1,125,781	2.5%	2.0%
Robert M. Rowen(7)	43,750	43,750	*	*
David A. Rescino(7)	43,750	43,750	*	*
Gregory D. Aretakis(7)	66,625	66,625	*	*
Ronald L. McClellan(7)	0	0	*	*

All current directors and executive Officers as a group (10 persons) (9)	1,434,907	1,434,907	3.2%	2.5%

* Less than 1%.

(1) The persons or entities named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below. The amount of shares reflected in the table includes options and warrants that are exercisable into shares of Common Stock within 60 days of April 3, 2002. Percentage ownership calculations are based on 43,098,986 shares of Common Stock outstanding and 12,204,530 shares of Common Stock obtainable upon conversion of shares of Preferred Stock outstanding as of April 3, 2002 and, in each case, the shares obtainable by the indicated holder upon exercise of options or warrants.

(2) Vanguard Acquisition Company is a wholly-owned subsidiary of Airline Investments, Inc., a Delaware corporation. Preferred Stock includes 187,500 shares of Series C Preferred Stock. The business address for Vanguard Acquisition Company is Four Embarcadero Center, Suite 3550, San Francisco, CA 94111.

(3) Mr. Edmund Shea, Mr. Peter Shea, Mr. John Shea and Mr. James Shontere (collectively, the "Shea Company Stockholders") may be deemed the beneficial owner of the shares owned by J. F. Shea Company, Inc. ("Shea Company") by virtue of their stock ownership in Shea Company and their positions as directors and executive officers of the Shea Company. Includes 6,776,119 shares of Common Stock issuable upon the exercise of outstanding warrants. Preferred Stock includes 151,200 shares of Series A Preferred Stock and 50,000 shares of Series B Preferred Stock. In addition, Mr. Edmund Shea may be deemed the beneficial owner of 18,000 shares of Common Stock owned by E&M R. P. Trust (the "Trust"), of which Mr. Shea is a trustee, 18,000 shares of Common Stock owned by Siam Partners II, a California limited partnership ("Siam"), of which the Trust is the general partner. Mr. Shea disclaims beneficial ownership of the shares of Common Stock held by Siam, except to the extent of the Trust's 4.97% interest in Siam. The business address for Shea Company and each of the Shea Company Stockholders is 655 Brea Canyon Road, Walnut, CA 91789.

(4) Mr. Hambrecht is the trustee of The 1980 Hambrecht Revocable Trust and may be deemed the beneficial owner of Common Stock held by such trust. Includes 6,790,692 shares of Common Stock issuable upon conversion of outstanding warrants. Preferred Stock includes 151,160 shares of Series A Preferred Stock and 50,000 shares of Series B Preferred Stock. Does not include securities held by Hambrecht & Quist California and its affiliates, as to which Mr. Hambrecht disclaims beneficial ownership. Mr. Hambrecht's business address is 539 Bryant Street, Suite 100, San Francisco, CA 94107.

(5) Includes 932,445 shares of Common Stock issuable upon the exercise of outstanding warrants. The business address for each of the entities affiliated with Hambrecht & Quist California, which include H & Q TSP Investors, L. P., H & Q TSP Investors II, L. P. and H & Q London Ventures, L. P. is One Bush Street, San Francisco, CA 94104. Hambrecht & Quist California is an affiliate of J. P. Morgan Chase & Co., Inc.

(6) Amount represents shares obtainable upon exercise of warrants. Seabury Advisors LLC ("Seabury") has acted as the Company's investment adviser and, in connection with various transactions arranged by it, including sales of equity by the Company and leases of aircraft by the Company, has earned the right to receive Common Stock warrants. Seabury has provided the Company several concessions with regard to fees owed to it in order to facilitate the Company's financial restructuring. See "Certain Transactions."

(7) Represents shares issuable upon the exercise of stock options.

(8) Includes 1,125,661 shares issuable upon the exercise of stock options.

(9) Includes 1,434,787 shares issuable upon the exercise of stock options.

CERTAIN TRANSACTIONS

During 2000, the Company received short-term loans from two of its principal stockholders, the Hambrecht 1980 Revocable Trust and the J. F. Shea Company (together, the "H/S Investors"). The amounts of such loans, together with accrued interest, aggregated $4,051,942 on September 8, 2000. On such date, the Company issued Common Stock and Common Stock warrants to the H/S Investors in exchange for the cancellation of such indebtedness, at a rate of one share of Common Stock and one warrant to purchase a share of Common Stock for each $1.7173 of indebtedness converted (the "September 8, 2000, Transaction"). The H/S Investors received, in the aggregate, 2,359,223 common shares and warrants to purchase an additional 2,359,223 shares. The warrants are exercisable through September 8, 2007, originally at an exercise price of $1.89 per share. As a result of anti-dilution provisions contained in the purchase documents and the further stock issues discussed below, the exercise price of the warrants currently is $0.50 per share and the Company has issued an additional 1,103,593 shares to the H/S Investors.

On December 15, 2000, the Company issued to the H/S Investors, in exchange for $4,000,000 cash and the cancellation of $3,500,000 of short-term indebtedness, 100,000 shares of a new issue of Series B Preferred Stock with an aggregate liquidation preference of $7,500,000 and warrants to purchase 6,410,256 shares of Common Stock, originally at an exercise price of $1.29 per share. As a result of anti-dilution provisions contained in the warrants and the further transactions discussed below, the exercise price of the warrants currently is $0.50 per share. The conversion price of the Series B Preferred Stock provided for antidilution adjustments in the event of stock issuances below the stated conversion price and, accordingly, the conversion price has been adjusted to $1.17 per share. The H/S Investors waived any further adjustments in connection with the further stock issues discussed below.

On December 29, 2000, the Company entered into a sale/repurchase agreement with an aircraft components company that may be deemed to be an affiliate of Vanguard Acquisition Company. The Company has accounted for the sale/repurchase agreement as $3,000,000 of long term debt in its financial statements, which has been reclassified as a current liability due to payment defaults. The Company received approximately $2,600,000 in cash net of the initial repayment, a security deposit and transaction costs. The Company's repurchase obligation is secured by various aircraft parts and ground equipment and is payable in monthly installments through December 2003, including interest at prime plus 2.5%. Because payments are in default, under the agreement the Company is currently accruing interest at a 14% annual rate.

This sale/repurchase agreement provides for the Company to borrow up to an additional $1,000,000 under substantially the same terms as the initial obligation. As of December 31, 2001, no additional borrowings had been made against this facility and, due to payment defaults, further drawdowns are currently unavailable.

On February 14, 2001, the H/S Investors agreed to renew two-year letters of credit aggregating $4,000,000 in favor of the Company's credit card processor. In consideration for the establishment of the letters of credit, the Company issued to the H/S Investors warrants to purchase up to an aggregate of 4,000,000 shares of Common Stock at an exercise price of $1.17. Upon execution of the letter of credit, warrants to purchase 800,000 shares immediately vested. The remaining warrants have since vested based on the amount of exposure. As a result of the stock issuances discussed below and antidilution terms set forth in the warrants, the exercise price of the warrants currently is $0.50 per share.

The Company is currently in default of certain provisions of the letters of credit requiring the Company to reduce the liability collateralized by the letters of credit by an aggregate of $1,000,000, as of March 31, 2002. The Company has requested the H/S Investors to reissue the letters of credit in connection with a pending replacement of the Company's credit card processor.

The Company's Series B Preferred Stock and the terms of the September 8, 2000 Transaction contain anti-dilution protection currently entitling the H/S Investors to adjustments in the stock conversion price and to the issuance of additional shares, respectively, upon the issuance of further shares of Common Stock at a price less than $1.17 per share. The Company intends to request the H/S Investors to waive such provisions in order to induce further capital investment in the Company.

In December 2000, the Company signed a letter of intent with Pegasus Aviation, Inc. to lease six MD-80 aircraft from Pegasus or its subsidiaries or affiliates at market rental rates with an option for two additional aircraft. In April 2001, the Company amended this letter of intent to provide for the firm lease of a total of eight aircraft, with two option aircraft, and to extend the initial lease term to six years, from five years in the original agreement. In March and April 2001, the Company took delivery of the first two aircraft covered by the letter of intent under leases with five-year terms. In March 2002, the Company took delivery of the sixth aircraft covered by the letter of intent, as amended, under a lease with a six-year term. Deliveries of the remaining two firm aircraft have not been scheduled but are expected during 2002. The Company is in default of the aircraft leases with Pegasus Aviation due to its failure to pay all amounts of rent due under the stated lease terms. In connection with the Company's efforts to restructure its financial obligations, the Company has requested Pegasus Aviation to agree to certain rent reductions and the conversion of certain amounts of overdue rent to equity.

On March 9, 2001, the Company issued 162,500 shares of a new issue of Series C Convertible Preferred Stock to Vanguard Acquisition Company ("VAC") in exchange for a capital investment of $3.25 million. The Series C Convertible Preferred Stock has a liquidation preference of $20 per share, subject to annual accretion over three years, and is convertible into common stock at a price of $1.25 per share of common stock. On April 9, 2001, the Company issued an additional 25,000 shares of Series C Preferred Stock to VAC in exchange for a further capital investment of $0.5 million. The Series C Preferred Stock is redeemable at the option of the Company in an amount equal to its liquidation preference. As of April 3, 2002, the Series C Preferred Stock is convertible into 3,210,000 shares of Common Stock.

On April 30, 2001, the Company executed a term sheet providing for certain investors (including VAC and the H/S Investors) to purchase up to 37.5 million shares of the Company's common stock for an aggregate purchase price of $7.5 million or $0.20 per share of common stock and to loan up to the purchase price of the common stock to the Company in advance of the closing of the equity transaction. One condition to the investors' obligation to close the transaction was the modification of the repricing provisions contained in certain warrants and the Company's Series A Preferred Stock and Series B Preferred Stock, held by the H/S Investors.

In May 2001, VAC (who committed to provide the majority of the new investment) provided bridge loans totaling $3.5 million to the Company in the form of a demand note bearing interest at an annual rate of 9%. Other investors provided an additional $1.0 million in demand notes on June 21, 2001 with interest at an annual rate of 9%. On July 12, 2001, these demand notes were applied to the purchase of common stock (the "VAC Transaction") at which time the $4.5 million of demand notes, plus $5,249 of accrued interest, were exchanged for 22,526,249 shares of common stock. At closing, the H/S Investors waived certain anti-dilution rights in the Series A and Series B Preferred Stock and modified the antidilution provisions of warrants held by them with the result that the exercise price of warrants to purchase approximately 13.6 million shares of common stock was adjusted to $0.50 per share. Absent the agreement of the H/S Investors to such modification, the exercise price of the warrants would have adjusted to $.20 pursuant to their antidilution terms.

In July 2001, in connection with the VAC Transaction, the Company entered an agreement providing Pegasus Aviation, Inc. status as a preferred supplier of aircraft leased or purchased by the Company, including certain rights of first refusal in the event the Company seeks to lease additional aircraft. The Company has commitments to lease an additional two MD-80 series aircraft from Pegasus Aviation for a term of six years each. The delivery dates for these aircraft have not been determined but are likely to be in 2002.

In July 2001, the Company borrowed $250,000 from Pegasus Aviation, Inc. on a demand basis bearing interest at 9% per year.

The Company leases spare parts inventory from International Aero Components, Inc. (a Company which may be deemed an affiliate of Pegasus Aviation, Inc.) for a monthly fee of 1.6% of the value of the parts. As of December 31, 2001, the value of spare parts leased was approximately $1,534,000.

Seabury has acted, and continues to act, as financial advisor to the Company in connection with its efforts to obtain capital and acquire aircraft (including by lease). In March 2002, the Company agreed to issue to Seabury warrants to purchase 3,824,063 shares of the Company's common stock at a price per share of $0.24782 as settlement of unpaid compensation earned on transactions completed prior to December 31, 2001. In addition, for its services performed during 2001, Seabury received fees of $422,781 in 2001 and, as of December 31, 2001, was owed additional fees aggregating $323,373, included on the Company's balance sheets as current liabilities.

GENERAL INFORMATION

Fees to Independent Auditors

During the year ended December 31, 2001, the Company incurred the following fees payable to Ernst & Young LLP:

(i) $231,300 for the audit and quarterly reviews, and

(ii) $79,795 for other matters, including audit of the Company's 401(k) Plan, preparation of tax returns and verification of the Company's calculations used in applying for federal grant assistance under the Air Transportation Safety and System Stabilization Act.

The Audit Committee of the Board of Directors has considered the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP.

Advance Notification of Stockholder Proposals

For business to be properly brought before an annual stockholders' meeting, the Bylaws of the Company require that the Secretary must receive written notice of such business not later than 60 days prior to the first anniversary of the preceding year's annual meeting. Thus, the Secretary must receive notice of any proposal by March 24, 2003, for such proposal to be considered for inclusion at the 2004 Annual Stockholders' meeting. The notice to the Secretary must set forth as to each matter: (i) a brief description of proposed business to be brought before the annual meeting; (ii) a representation that such stockholder is a holder of record of stock entitled to vote on the business proposed by such stockholder and intends to appear in person or by proxy at the meeting to present the proposed business to be brought before the meeting; (iii) the name and address of the stockholder and of the beneficial owner (as such term is defined under Rule 13d-3 under the Securities Exchange Act of 1934); (iv) a description of the class and number of shares of stock of the Company which are owned beneficially and of record by the stockholder; (v) the reason for conducting such business at the meeting and any material interest of the stockholder or such beneficial owner in such business; and (vi) all other information regarding the proposal which the Company would be required to provide in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

If the stockholder proposal is intended for inclusion in the Company's proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Company must receive the proposal no event later than December 17, 2001. Such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

Advance Notification of Nominations

At future meetings of stockholders, notice of nominations made by stockholders of persons to serve as directors must be delivered to the Company's Secretary not later than 30 days prior to the first anniversary of the preceding year's annual meeting, in the case of an annual meeting and, in the case of a special meeting, not later than the close of business on the later of (i) the 30th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting. The nomination notice must contain (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (ii) a representation that such stockholder is a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iii) the name and address, as it appears on the Company's books, of such stockholder, and of the beneficial owner, if any, on whose behalf the nomination is made, (iv) the class and number of shares of the Company which are owned beneficially and of record by such nominating stockholder and each nominee proposed by such stockholder, (v) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, as then in effect, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (vii) the consent of each nominee to serve as a director of the Company if so elected.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its executive officers and directors were timely satisfied.

Financial Statements

The Company's Annual Report to Stockholders, containing financial statements for the year ended December 31, 2001, is being mailed with this proxy statement to all stockholders of record entitled to vote at the Annual Meeting. Such Annual Report is not proxy solicitation material. The Company will furnish a copy of such report to any beneficial stockholder upon oral request to Julia King at 816-243-2185 or written request to Robert Rowen, General Counsel, Vanguard Airlines, 533 Mexico City Avenue, Kansas City, Missouri, 64153.

Householding

In the event two or more stockholders of the Company hold their shares either of record or in street name under the same address, the Company may, with the prior consent of such stockholders, send only one copy of this Proxy Statement to such address. Any beneficial stockholder desiring an additional copy of this Proxy Statement should call Julia King at 816-243-2185 or send a written request to Robert Rowen, General Counsel, Vanguard Airlines, 533 Mexico City Avenue, Kansas City, Missouri, 64153.

BY ORDER OF THE BOARD OF DIRECTORS,

ROBERT M. ROWEN

Robert M. Rowen

Vice President, General Counsel

and Secretary

April 30, 2002

Kansas City, Missouri

EXHIBIT A

VANGUARD AIRLINES, INC.

PROPOSED AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

(Effecting one-for-five reverse split and proportionately increasing par value per share)

RESOLVED, that the Restated Certificate of Incorporation of Vanguard Airlines, Inc., a Delaware corporation (the "Corporation"), Article IV Section (a) be amended to read in its entirety as follows:

(a) Effective 12:01 a.m. on ______________, 2002 (the "Effective Time"), by virtue of this amendment to the Corporation's Restated Certificate of Incorporation, each one (1) issued and outstanding share of Common Stock of the Corporation, par value $.001 per share, shall be combined into one-fifth (1/5) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, par value $.005 per share, subject to the treatment of fractional shares interests described below, without any action on the part of the holder thereof.

From and after the Effective Time, the Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." From and after the Effective Time, each share of Common Stock shall have a par value of $.005 and each share of Preferred Stock shall have a par value of $.001. From and after the Effective Time, the total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000), and the total number of shares of Preferred Stock the Corporation shall have authority to issue is two million (2,000,000).

From and after the Effective Time, each stock certificate theretofore representing outstanding shares of Common Stock shall automatically, without any action on the part of the holder thereof, represent shares of Common Stock, par value $.005 per share, on the basis of one (1) share of $.005 par value Common Stock for each five (5) shares of Common Stock, par value $.001 theretofore represented by such certificate; provided, however, that no holder of a certificate issued prior to the Effective Time shall be entitled to receive any dividends or distributions that may be declared and payable to holders of record of Common Stock until such holder has surrendered such certificate, in accordance with instructions from the Corporation's transfer agent, in exchange for a new stock certificate representing shares of the Corporation's Common Stock, par value $.005, and upon such surrender, the holder shall be entitled to receive any such dividends or distributions without interest thereon.

No fractional shares of Common Stock of the Corporation shall be issued. A holder of record of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, receive a whole share of Common Stock.